Filed pursuant to Rule 433
                                                           File No. 333-137215


Preliminary Term Sheet dated December 8, 2006.
(To Prospectus dated September 8, 2006 and to Product Supplement SP-1, dated December 6, 2006)
This Preliminary Term Sheet consists of 3 pages.

                         Hartford Life Insurance Company
                      Principal Protected Medium-Term Notes

The description in this preliminary term sheet is of the particular terms of the series of principal protected medium-term notes we anticipate offering on or about December 8, 2006. This preliminary term sheet supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006 and the Product Supplement SP-1 dated December 6, 2006, both of which are hereby incorporated by reference. If the notes described herein are issued, we will file a pricing supplement with the Securities and Exchange Commission as of the Trade Date.

      Anticipated Terms of Equity Indexed Notes due December 22, 2011

CUSIP Number:                     4165X2AB2
Series Number:                    406350
Trade Date:                       December 19, 2006
Issuance Date:                    December 22, 2006
Stated Maturity Date:             December 22, 2011
Supplemental Payments:            Yes [X]   No [ ]
  Relevant Index:                 S&P 500 Index
  Initial Index Level:            The value of the Relevant Index as of the
                                    close of business on December 19, 2006
  Participation Rate:             Between 50% and 55%
  Off-Set Amount:                 None.
  Minimum Return:                 None.
  Maximum Return:                 None.
  Index Valuation Date(s):        The 19th day of each month starting on
                                  July 19, 2011 and ending on December 19, 2011.
Interest Rate, if any:            2.00%
  Interest Payment Frequency:     Semi-Annual
  Initial Interest Payment Date:  June 22, 2007
  Day Count Convention:           30/360
Price to Public:                  100%
Agent's Discount:                 2.50%

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [ ] will be  [X] will not be available.
   Annual Put Limitation:         N/A
   Individual Put Limitation:     N/A
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

Authorized Denominations:         $1,000 integral amounts.

Calculation Agent:                Bear, Stearns & Co. Inc.

Other Provisions Relating
   to the Notes:                  None.


Special Tax Considerations: We will specify in the pricing supplement the "comparable yield" on the notes described above. We currently expect that the comparable yield will be approximately 4.720%, compounded semi-annually. If this is the final "comparable yield," it would result in a "projected payment schedule," per $1,000 of a Note, of ten semi-annual payments of $10.00 and an additional payment at maturity of $151.39. The table below shows the OID that will accrue each year, based on this estimated information. The amount in the center column reflects the interest paid during that year and is the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss.

       --------------------------------------------------------------------------------------------------------
             CALENDAR YEAR           ACCRUED OID PER $1,000 NOTE            TOTAL ACCRUED OID PER $1,000
                                                                               NOTE THROUGH YEAR-END
       --------------------------------------------------------------------------------------------------------
            2006(from 12/22)                    $1.15                                 $1.15
       --------------------------------------------------------------------------------------------------------
                  2007                         $47.55                                 $48.70
       --------------------------------------------------------------------------------------------------------
                  2008                         $48.87                                 $97.57
       --------------------------------------------------------------------------------------------------------
                  2009                         $50.25                                $147.82
       --------------------------------------------------------------------------------------------------------
                  2010                         $51.69                                $199.51
       --------------------------------------------------------------------------------------------------------
            2011 (to 12/22)                    $51.88                                $251.39
       --------------------------------------------------------------------------------------------------------


Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United Sates Federal Income Tax Considerations" in Product Supplement SP-1 dated December 6, 2006 and consult your tax adviser regarding your particular circumstances.


Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

               INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of December 19, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+

                       SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Index Return, reflecting the Ending Index Level, is as listed in the first column. The table reflects the minimum Anticipated Participation Rate for the series of Notes described on the first page of this term sheet for the series of Notes described herein. The "Total Maturity Payment" does not include any periodic interest that may be payable on the Maturity Date.

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         INDEX RETURN                 INDEX RETURN X            SUPPLEMENTAL PAYMENT        TOTAL MATURITY PAYMENT
                                 PARTICIPATION RATE (50%)         (PER $1000 NOTE)             (PER $1000 NOTE)
----------------------------------------------------------------------------------------------------------------------
             80%                          40.00%                       $400.00                     $1,400.00
----------------------------------------------------------------------------------------------------------------------
             60%                          30.00%                       $300.00                     $1,300.00
----------------------------------------------------------------------------------------------------------------------
             40%                          20.00%                       $200.00                     $1,200.00
----------------------------------------------------------------------------------------------------------------------
             20%                          10.00%                       $100.00                     $1,100.00
----------------------------------------------------------------------------------------------------------------------
             10%                           5.00%                       $50.00                      $1,050.00
----------------------------------------------------------------------------------------------------------------------
              5%                           2.50%                       $25.00                      $1,025.00
----------------------------------------------------------------------------------------------------------------------
              0%                            0%                           $0                        $1,000.00
----------------------------------------------------------------------------------------------------------------------
             -5%                            0%                           $0                        $1,000.00
----------------------------------------------------------------------------------------------------------------------
             -10%                           0%                           $0                        $1,000.00
----------------------------------------------------------------------------------------------------------------------
             -20%                           0%                           $0                        $1,000.00
----------------------------------------------------------------------------------------------------------------------
             -40%                           0%                           $0                        $1,000.00
----------------------------------------------------------------------------------------------------------------------
             -60%                           0%                           $0                        $1,000.00
----------------------------------------------------------------------------------------------------------------------
             -80%                           0%                           $0                        $1,000.00
----------------------------------------------------------------------------------------------------------------------

This table is illustrative only. See the Product Supplement SP-1 described above for a more detailed description of the methodology for computing the amounts in this table.

                             ADDITIONAL INFORMATION

The Prospectus and the Product Supplement SP-1 referred to below are both available on the SEC Website as follows:

Product Supplement SP-1 dated December 6, 2006:
HTTP://WWW.SEC.GOV/ARCHIVES/EDGAR/DATA/45947/000093041306008408/0000930413-06-
008408-INDEX.HTM

Prospectus dated September 8, 2006:
HTTP://WWW.SEC.GOV/ARCHIVES/EDGAR/DATA/45947/000093041306006622/0000930413-06-
006622-INDEX.HTM

We have filed a registration statement (including the Prospectus and the Product Supplement SP-1) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Prospectus in that registration statement and other documents we have filed with the SEC (including the Product Supplement SP-1) for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at WWW.SEC.GOV. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus (including the Product Supplement SP-1). You may also request these documents by calling Bear, Stearns & Co. Inc. toll free at 1-866-803-9204.